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                                 Exhibit B(2)(a)


       AMENDMENT TO THE BY-LAWS ADOPTED AT A MEETING OF THE DIRECTORS OF
             NORTHWESTERN MUTUAL SERIES FUND, INC. ON AUGUST 6, 1998


AMENDMENT: RESOLVED, that Section 8.07 of the By-laws of the corporation is hereby amended by inserting the following sentence as the fifth sentence, effective August 6, 1998:


"The Portfolio may also invest up to 5% of its assets in other equity securities, rights, warrants, options and other derivatives."